WAIVER AND RELEASE AGREEMENT
Pursuant to the terms of that certain Employment Agreement between me (Mark Cashiola) and C&J Energy Services Ltd., dated June 15, 2016, as amended November 30, 2016, and assigned to and assumed by C&J Energy Services, Inc. as successor to C&J Energy Services Ltd. effective January 6, 2017 (the “Employment Agreement”), and in exchange for (A) the benefits provided in Section 4.3(b) of the Employment Agreement, except as modified herein, and (B) the benefits provided in this Waiver and Release Agreement (herein so called), which are in addition to and, with respect to the 2018 Annual Bonus, in replacement of, the benefits provided in the Employment Agreement, including (1) the waiver of certain post-employment restrictions contained in the Employment Agreement as set forth on Appendix I hereto, (2) the accelerated vesting of the 7,755 performance shares granted on December 13, 2017, which acceleration I acknowledge will occur solely by reason of this Waiver and Release Agreement and without regard to the terms of any other agreement between me and the Company, and (3) immediate cash payment of the 2018 Annual Bonus in an amount based on the target value determined by the Compensation Committee for the year, which immediate payment based on target value I acknowledge is in replacement of the payment that would otherwise be due pursuant to Section 4.3(b)(1) of the Employment Agreement, which immediate cash payment will occur solely by reason of this Waiver and Release Agreement and without regard to the terms of any other agreement between me and the Company (collectively the “Separation Benefits”), I hereby waive all claims against and release: (i) C&J Energy Services, Inc. and its directors, officers, employees, agents, insurers, investors, predecessors, successors and assigns (collectively referred to as the “Company”), (ii) all of the affiliates (including all parent companies and all wholly or partially owned subsidiaries) of the Company and their respective directors, officers, employees, agents, insurers, investors, predecessors, successors and assigns (collectively referred to as the “Affiliates”), (iii) the Company’s and its Affiliates’ employee benefit and incentive plans and the fiduciaries and agents of said plans (collectively referred to as the “Benefit Plans”); and (iv) the Company’s and its Affiliates’ equity incentive and equity investment plans and the fiduciaries and agents of said plans (collectively referred to as the “Equity Plans”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates other than benefits due pursuant to Section 4.3(b) of the Employment Agreement (as modified herein) and rights and benefits I am entitled to under the Benefit Plans or Equity Plans. (The Company, its Affiliates, the Benefit Plans and the Equity Plans are sometimes hereinafter collectively referred to as the “Released Parties.”) I expressly acknowledge that I would not otherwise be entitled to any of the Separation Benefits (or any portion thereof) but for my timely entry into (and non-revocation of) this Waiver and Release Agreement.
I understand that signing this Waiver and Release Agreement is an important legal act. I acknowledge that I have been advised (and am hereby advised in writing) to consult an attorney before signing this Waiver and Release Agreement. I understand that, in order to be eligible for the Separation Benefits, I must sign (and return to the Company) on or before April 11, 2018 this Waiver and Release Agreement before I will receive the Separation Benefits. I acknowledge that I have been given at least twenty-one (21) days to consider whether to accept the Separation Benefits and whether to execute this Waiver and Release Agreement.
In exchange for the Separation Benefits (and any portion thereof), (1) I agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from employment with the Company and/or any of its Affiliates, and (2) I knowingly and voluntarily waive all claims and release the Released Parties from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from employment with the Company and/or any of its Affiliates, except to the extent that my rights are vested under the terms of any employee benefit plans sponsored by the Company and its Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release Agreement is executed by me. This Waiver and Release Agreement includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age

Discrimination in Employment Act of 1967, as amended (including as amended by the Older Workers Benefit Protection Act of 1990); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act of 1993; the Occupational Safety and Health Act; the the Texas Labor Code including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act; claims in connection with workers’ compensation, retaliation or “whistleblower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in this Waiver and Release Agreement has been made to me in executing this Waiver and Release Agreement, and that I am relying on my own judgment in executing this Waiver and Release Agreement, and that I am not relying on any statement or representation of the Company or its Affiliates or any of their agents. I agree that this Waiver and Release Agreement is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. I acknowledge and agree that the Company will withhold the minimum amount of any taxes required by federal or state law from the Separation Benefits otherwise payable to me.
This Waiver and Release Agreement does not apply to any claims for unemployment compensation or any other claims or rights which, by law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Further, nothing in this Agreement limits or prevents me from receiving an award for information provided to the SEC or other Governmental Agency (each as defined in Appendix I hereto). Notwithstanding anything to the contrary in this Waiver and Release Agreement, I do not release, and expressly retain (a) all rights to indemnity, contribution, and a defense, and directors and officers and other liability coverage that I may have under any statute, the bylaws of the Company or by other agreement; (b) the right to receive the Separation Benefits; and (c) the right to any unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan or tax-qualified plan or other Benefit Plans.
I acknowledge that the Company’s provision of the Separation Benefits is not an admission by any one or more of the Released Parties that they engaged in any wrongful or unlawful act or that they violated any federal or state law or regulation. I acknowledge that neither the Company nor its Affiliates have promised me continued employment or represented to me that I will be rehired in the future. I acknowledge that my employer and I contemplate an unequivocal, complete and final dissolution of my employment relationship. I acknowledge that this Waiver and Release Agreement does not create any right on my part to be rehired by the Company or its Affiliates, and I hereby waive any right to future employment by the Company or its Affiliates.
I understand that for a period of seven (7) calendar days following the date that I sign this Waiver and Release Agreement, I may revoke my acceptance of this Waiver and Release Agreement, provided that my written statement of revocation is received on or before that seventh (7th)) day by the Company’s General Counsel, in which case the Waiver and Release Agreement will not become effective. If I timely revoke my acceptance of this Waiver and Release Agreement, the Company shall have no obligation to provide the Separation Benefits to me. I understand that failure to revoke my acceptance of the offer within seven (7) calendar days from the date I sign this Waiver and Release Agreement will result in this Waiver and Release Agreement being permanent and irrevocable.
Should any of the provisions set forth in this Waiver and Release Agreement be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release Agreement.

I acknowledge that this Waiver and Release Agreement sets forth the entire understanding and agreement between me and the Company and its Affiliates concerning the subject matter of this Waiver and Release Agreement and supersedes any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or its Affiliates.
I acknowledge that I have read this Waiver and Release Agreement, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release Agreement will have the effect of knowingly and voluntarily waiving any action I might pursue, including but not limited to breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability or other protected characteristic, and any other claims arising prior to the date this Waiver and Release Agreement is signed by me. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or its Affiliates which occur after the date of the execution of this Waiver and Release Agreement.
IN WITNESS WHEREOF, the undersigned have executed this Agreement, to be effective as of March 20, 2018.

C&J ENERGY SERVICES, INC.

/s/ Don Gawick
Name: Don Gawick
Title: President & Chief Executive Officer

March 20, 2018

MARK CASHIOLA

/s/ Mark Cashiola

March 20, 2018

Appendix I
Sections 7.1(a) and 7.1(b) of the Employment Agreement contain restrictive covenants prohibiting Mark Cashiola (“you”) from engaging in certain customer solicitation and competitive activity during the Prohibited Period (as defined in the Employment Agreement), which is a period of one (1) year following your termination of employment.
Additionally, each of the following agreements between you and the Company (collectively, the “Equity Agreements”) entered between you and the Company contain additional restrictive covenants prohibiting you from engaging in certain activities, including on a post-termination of employment basis:

•	Restricted Share Agreement dated February 5, 2017

•	Stock Option Agreement dated February 5, 2017

•	Restricted Share Agreement dated December 13, 2017

•	Stock Option Agreement dated December 13, 2017

•	Performance Share Agreement dated December 13, 2017
In entering into the Waiver and Release Agreement, the Company agrees to provide to you a conditional waiver of the non-competition and customer non-solicitation covenants set forth in Sections 7.1(a) and (b) of the Employment Agreement and in the Equity Agreements. This waiver is conditioned upon and subject to (x) your timely signing and return of, and subsequent non-revocation in the time provided to do so of, the Waiver and Release Agreement, (y) your adherence the confidentiality, non-disparagement, employee non-solicitation and other restrictive covenants contained in the Employment Agreement and the Equity Agreements (collectively, the “Continuing Covenants”).
You expressly acknowledge and agree that the Continuing Covenants are valid, enforceable, and reasonable in all respects. You also agree that, if you breach or violate any of the Continuing Covenants then, in addition to any other rights and remedies available to the Company, the Company will be entitled, at its option, to revoke and terminate this conditional waiver, and enforce the restrictive covenants set forth in the Employment Agreement and the Equity Agreements to the fullest extent allowed (including, but not limited to, through temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever) by law and equity, and you will be liable for all of the Company’s costs of enforcement, including, but not limited to, reasonable legal fees.
You understand, acknowledge and agree that a breach by you of the Continuing Covenants would cause immediate and irreparable harm to the Company for which any monetary remedy would be inadequate and that the Company, in addition to any other relief available to it under the Employment Agreement and the Equity Agreements, will be entitled at its discretion to seek temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever. In the event that the provisions of the Waiver and Release Agreement, the Employment Agreement and the Equity Agreements should ever be deemed to exceed the limitation provided by applicable law, then you and the Company agree that such provisions will be reformed to set forth the maximum limitations permitted.
You understand, acknowledge and agree that nothing herein or in the Employment Agreement or Equity Agreements shall prohibit or restrict you from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by the SEC or any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to you individually from any such Governmental Authorities; (iii) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law, including providing documents or other confidential information to such Governmental Authorities; (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law; or (v) receiving an award for information provided to the SEC. Additionally, nothing herein nor in the Employment Agreement and Equity Agreements shall be construed or applied to require you to obtain prior authorization from the Company before engaging in any of the foregoing conduct, or to notify the Company of having engaged in any such conduct. For the avoidance of doubt, no agreement (including the Waiver and Release Agreement (including this Appendix I), the Employment Agreement or Equity Agreement or any other Company policy, plan or code) will be interpreted or applied to prevent any of the above-described disclosures.

/s/ Don Gawick
Signed by Don Gawick

March 20, 2018

Acknowledged and Agreed on this

20th day of March, 2018.

/s/ Mark Cashiola
Signed by Mark Cashiola